UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

- -----------------------------------x
In re:                             :    Chapter 11
                                   :
MARYLAND CABLE HOLDINGS CORP. AND  :
MARYLAND CABLE CORP.,              :    Case Nos.
                                   :
                    Debtors.       :    (Jointly Administered)
- -----------------------------------x


                DEBTORS' CONSOLIDATED PREPACKAGED
                     PLAN OF REORGANIZATION


Dated:    February 10, 1994
          New York, New York
                        TABLE OF CONTENTS

                                                            Page

ARTICLE I
     DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . .  1

     1.1    "Administrative Claim". . . . . . . . . . . . . .  1
     1.2    "Allowed Claim" . . . . . . . . . . . . . . . . .  2
     1.3    "Allowed Class B Interest". . . . . . . . . . . .  2
     1.4    "Allowed General Unsecured Claim" . . . . . . . .  3
     1.5    "Allowed Priority Claim". . . . . . . . . . . . .  3
     1.6    "Allowed Secured Claim" . . . . . . . . . . . . .  3
     1.7    "Allowed Tax Claim" . . . . . . . . . . . . . . .  4
     1.8    "Amended Credit Agreement". . . . . . . . . . . .  4
     1.9    "Bankruptcy Code" . . . . . . . . . . . . . . . .  4
     1.10   "Bankruptcy Court". . . . . . . . . . . . . . . .  4
     1.11   "Bankruptcy Rules". . . . . . . . . . . . . . . .  4
     1.12   "Banks" . . . . . . . . . . . . . . . . . . . . .  4
     1.13   "Bar Date". . . . . . . . . . . . . . . . . . . .  5
     1.14   "Base Rate" . . . . . . . . . . . . . . . . . . .  5
     1.15   "Business Day". . . . . . . . . . . . . . . . . .  5
     1.16   "Cash". . . . . . . . . . . . . . . . . . . . . .  5
     1.17   "Cash Collateral Order" . . . . . . . . . . . . .  5
     1.18   "Citibank". . . . . . . . . . . . . . . . . . . .  6
     1.19   "Claim" . . . . . . . . . . . . . . . . . . . . .  6
     1.20   "Claimant". . . . . . . . . . . . . . . . . . . .  6
     1.21   "Class" . . . . . . . . . . . . . . . . . . . . .  6
     1.22   "Class B Shares". . . . . . . . . . . . . . . . .  6
     1.23   "COBRA" . . . . . . . . . . . . . . . . . . . . .  6
     1.24   "Code". . . . . . . . . . . . . . . . . . . . . .  6
     1.25   "Collateral Agent". . . . . . . . . . . . . . . .  6
     1.26   "Confirmation". . . . . . . . . . . . . . . . . .  7
     1.27   "Confirmation Date" . . . . . . . . . . . . . . .  7
     1.28   "Confirmation Order". . . . . . . . . . . . . . .  7
     1.29   "Contingent Claim". . . . . . . . . . . . . . . .  7
     1.30   "Cost Allocation Agreement" . . . . . . . . . . .  7
     1.31   "Covered Employees" . . . . . . . . . . . . . . .  7
     1.32   "Debtors" . . . . . . . . . . . . . . . . . . . .  7
     1.33   "Deferred Fees" . . . . . . . . . . . . . . . . .  8
     1.34   "Disclosure Statement". . . . . . . . . . . . . .  8
     1.35   "Discount Note Holders" . . . . . . . . . . . . .  8
     1.36   "Discount Note Holders' Designation". . . . . . .  8
     1.37   "Discount Notes". . . . . . . . . . . . . . . . .  8
     1.38   "Disputed Claim". . . . . . . . . . . . . . . . .  8
     1.39   "Effective Date". . . . . . . . . . . . . . . . .  9
     1.40   "Equity Interests". . . . . . . . . . . . . . . .  9
     1.41   "Equity Interests in Holdings". . . . . . . . . .  9
     1.42   "ERISA" . . . . . . . . . . . . . . . . . . . . .  9
     1.43   "Estates" . . . . . . . . . . . . . . . . . . . .  9
     1.44   "Exchange Agreement". . . . . . . . . . . . . . .  9
     1.45   "Filing Date" . . . . . . . . . . . . . . . . . . 10
     1.46   "Final Order" . . . . . . . . . . . . . . . . . . 10
     1.47   "401(k) Plan" . . . . . . . . . . . . . . . . . . 10
     1.48   "General Partnership Interest". . . . . . . . . . 10
     1.49   "Gross Revenues". . . . . . . . . . . . . . . . . 10
     1.50   "Holdings". . . . . . . . . . . . . . . . . . . . 10
     1.51   "Indenture" . . . . . . . . . . . . . . . . . . . 11
     1.52   "Intercompany Interests". . . . . . . . . . . . . 11
     1.53   "IRS" . . . . . . . . . . . . . . . . . . . . . . 11
     1.54   "Lenders" . . . . . . . . . . . . . . . . . . . . 11
     1.55   "LIBO Rate" . . . . . . . . . . . . . . . . . . . 11
     1.56   "Limited Partnership Interests" . . . . . . . . . 11
     1.57   "Management Agreement". . . . . . . . . . . . . . 11
     1.58   "Maryland Cable". . . . . . . . . . . . . . . . . 11
     1.59   "ML Cable". . . . . . . . . . . . . . . . . . . . 11
     1.60   "ML Opportunity". . . . . . . . . . . . . . . . . 12
     1.61   "MultiVision" . . . . . . . . . . . . . . . . . . 12
     1.62   "NewCo" . . . . . . . . . . . . . . . . . . . . . 12
     1.63   "NewCo General Partner" . . . . . . . . . . . . . 12
     1.64   "NewCo's Plan". . . . . . . . . . . . . . . . . . 12
     1.65   "New Security Agreement". . . . . . . . . . . . . 12
     1.66   "Participation Agreement" . . . . . . . . . . . . 13
     1.67   "Partnership Agreement" . . . . . . . . . . . . . 13
     1.68   "Partnership Interests" . . . . . . . . . . . . . 13
     1.69   "Person". . . . . . . . . . . . . . . . . . . . . 13
     1.70   "PIK Notes" . . . . . . . . . . . . . . . . . . . 13
     1.71   "Plan". . . . . . . . . . . . . . . . . . . . . . 13
     1.72   "Policies". . . . . . . . . . . . . . . . . . . . 14
     1.73   "Preferred Limited Partnership Interests" . . . . 14
     1.74   "Professional Fees" . . . . . . . . . . . . . . . 14
     1.75   "Professionals" . . . . . . . . . . . . . . . . . 15
     1.76   "Pro Rata". . . . . . . . . . . . . . . . . . . . 15
     1.77   "Record Date" . . . . . . . . . . . . . . . . . . 15
     1.78   "Reorganization Cases". . . . . . . . . . . . . . 15
     1.79   "Replacement Notes" . . . . . . . . . . . . . . . 15
     1.80   "Reserve" . . . . . . . . . . . . . . . . . . . . 16
     1.81   "Subscriber". . . . . . . . . . . . . . . . . . . 16
     1.82   "Subscription Agreement". . . . . . . . . . . . . 17
     1.83   "Substantive Consolidation Order" . . . . . . . . 17
     1.84   "Transferred Assets". . . . . . . . . . . . . . . 17
     1.85   "Warrants". . . . . . . . . . . . . . . . . . . . 17
     1.86   "Water Street Fund" . . . . . . . . . . . . . . . 17

ARTICLE II
     CLASSIFICATION OF CLAIMS AND INTERESTS . . . . . . . . . 17

     2.1    Criterion of Class. . . . . . . . . . . . . . . . 17
     2.2    Allowed Claims and Equity Interests . . . . . . . 18

ARTICLE III
     PAYMENT OF ALLOWED ADMINISTRATIVE CLAIMS
     AND ALLOWED TAX CLAIMS . . . . . . . . . . . . . . . . . 19

     3.1    Administrative Claims . . . . . . . . . . . . . . 19
     3.2    Tax Claims. . . . . . . . . . . . . . . . . . . . 19
     3.3    Professional Fees . . . . . . . . . . . . . . . . 20

ARTICLE IV
     CLAIMS NOT IMPAIRED UNDER THE PLAN . . . . . . . . . . . 21

     4.1    Non-Impairment. . . . . . . . . . . . . . . . . . 21
     4.2    Class 1 (Priority Claims) . . . . . . . . . . . . 21
     4.3    Class 2B (Other Secured Claims) . . . . . . . . . 21
     4.4    Class 3 (General Unsecured Claims). . . . . . . . 22

ARTICLE V
     CLAIMS AND EQUITY INTERESTS IMPAIRED UNDER THE PLAN. . . 23

     5.1    Class 2A (Secured Claims of the Lenders). . . . . 23
     5.2    Class 4 (Claims of Discount Note Holders) . . . . 24
     5.3    Class 5 (Claims of ML Opportunity). . . . . . . . 25
     5.4    Class 6A (Equity Interests in Holdings) . . . . . 25
     5.5    Class 6B (Intercompany Interests) . . . . . . . . 25
     5.6    Nonconsensual Confirmation. . . . . . . . . . . . 25
     5.7    Full and Final Satisfaction . . . . . . . . . . . 25
     5.8    Assignment. . . . . . . . . . . . . . . . . . . . 26

ARTICLE VI
     MEANS OF EXECUTION . . . . . . . . . . . . . . . . . . . 26

     6.1    Availability of Funds . . . . . . . . . . . . . . 26
     6.2    Exchanges and Liquidation.. . . . . . . . . . . . 27
     6.3    Annulment of Subordination Agreements.. . . . . . 28
     6.4    Payments to ML Opportunity. . . . . . . . . . . . 29
     6.5    Interim Management Payments to ML Opportunity.. . 29
     6.6    Payment to MultiVision. . . . . . . . . . . . . . 30
     6.7    Management Agreement. . . . . . . . . . . . . . . 31
     6.8    Partnership Agreement.. . . . . . . . . . . . . . 31
     6.9    Releases. . . . . . . . . . . . . . . . . . . . . 32
     6.10   Indemnification.. . . . . . . . . . . . . . . . . 32
     6.11   Deliveries. . . . . . . . . . . . . . . . . . . . 34
     6.12   FCC and Franchise Filings.. . . . . . . . . . . . 34
     6.13   Hart-Scott-Rodino Filings.. . . . . . . . . . . . 35
     6.14   Conduct of Business.. . . . . . . . . . . . . . . 35
     6.15   Employees.. . . . . . . . . . . . . . . . . . . . 36
     6.16   Disbursement of Funds and Delivery of
            Partnership Interests.. . . . . . . . . . . . . . 41
     6.17   Reserve Provisions for Disputed Claims. . . . . . 41
     6.18   Disputed Payments . . . . . . . . . . . . . . . . 43
     6.19   Fractional Cents. . . . . . . . . . . . . . . . . 43
     6.20   Unclaimed Property. . . . . . . . . . . . . . . . 44
     6.21   Set-Offs. . . . . . . . . . . . . . . . . . . . . 44
     6.22   Withholding Taxes . . . . . . . . . . . . . . . . 44
     6.23   Revesting . . . . . . . . . . . . . . . . . . . . 44
     6.24   Discharge . . . . . . . . . . . . . . . . . . . . 45
     6.25   Extinguishment of Liens.. . . . . . . . . . . . . 46

ARTICLE VII
     SUBSTANTIVE CONSOLIDATION. . . . . . . . . . . . . . . . 46

     7.1    Substantive Consolidation . . . . . . . . . . . . 46
     7.2    Extinguishment of Guarantees. . . . . . . . . . . 47

ARTICLE VIII
     EXECUTORY CONTRACTS AND UNEXPIRED LEASES . . . . . . . . 47

     8.1    Executory Contracts and Unexpired Leases. . . . . 47

ARTICLE IX
     CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN. . . . 48

     9.1    Conditions. . . . . . . . . . . . . . . . . . . . 48
     9.2    Waiver of Conditions. . . . . . . . . . . . . . . 49

ARTICLE X
     RETENTION OF JURISDICTION. . . . . . . . . . . . . . . . 50

     10.1   Retention of Jurisdiction . . . . . . . . . . . . 50

ARTICLE XI
     MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . 52

     11.1   Headings. . . . . . . . . . . . . . . . . . . . . 52
     11.2   Defects, Omissions and Amendments . . . . . . . . 52
     11.3   Governing Law . . . . . . . . . . . . . . . . . . 53
     11.4   Notices . . . . . . . . . . . . . . . . . . . . . 53
     11.5   Severability. . . . . . . . . . . . . . . . . . . 54
     11.6   Revocation and Withdrawal . . . . . . . . . . . . 54
     11.7   Effect of Withdrawal or Revocation. . . . . . . . 54
     11.8   Exchange Agreement. . . . . . . . . . . . . . . . 54
     11.9   Implementation. . . . . . . . . . . . . . . . . . 55

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

- -----------------------------------x
In re:                             :    Chapter 11
                                   :
MARYLAND CABLE HOLDINGS CORP. AND  :
MARYLAND CABLE CORP.,              :    Case Nos. 94 B
                                   :
               Debtors.            :    (Jointly Administered)
- -----------------------------------x



    DEBTORS' CONSOLIDATED PREPACKAGED PLAN OF REORGANIZATION
          Maryland Cable Holdings Corp. and Maryland Cable Corp.
propose the following prepackaged consolidated plan of reorganization pursuant to Section 1121(a) of Title 11, United
States Code:
                            ARTICLE I
                           DEFINITIONS
          For purposes of this prepackaged consolidated plan of reorganization, the following terms shall have the meanings herein set forth. Unless otherwise indicated, the singular shall include the plural. Capitalized terms shall at all times refer to the terms as defined in this Article. Other terms used herein shall have the meaning ascribed to them in Title 11, United States Code.
          1.1 "Administrative Claim" shall mean a Claim for any cost or expense of administration of the Reorganization Cases allowed under Section 503(b) of the Bankruptcy Code that is entitled to priority under Section 507(a)(1) of the Bankruptcy
Code, including, without limitation (i) fees and expenses of Professionals to the extent allowed by the Bankruptcy Court under Sections 330 and 331 of the Bankruptcy Code, (ii) all fees and charges assessed against the Debtors' Estates pursuant to 28
U.S.C. Section 1930, and (iii) amounts payable on and subsequent to the Filing Date to MultiVision (a) under the Cost Allocation
Agreement, (b) to reimburse MultiVision for expenses paid on behalf of Maryland Cable in the ordinary course of business or in connection with the Chapter 11 filing by Maryland Cable, or
(c) as otherwise approved by the holders of a majority of the principal amount of the Discount Notes.
          1.2 "Allowed Claim" shall mean a Claim that: (a) has been scheduled by the Debtors pursuant to Section 521(1) of the Bankruptcy Code and Bankruptcy Rule 1007 and (i) is not scheduled as disputed, contingent or unliquidated, and (ii) is not a Claim as to which a proof of Claim has been filed; (b) is a Claim as to which a timely proof of Claim has been filed as of the Bar Date and no objection thereto, or application to equitably subordinate or otherwise limit recovery, has been made on or before any applicable deadline; or (c) has been allowed by a Final Order.
          1.3 "Allowed Class B Interest" shall mean any interest in the Class B Shares, which is registered as of the Record Date in such stock register as may be maintained by or on behalf of Holdings, and to which no objection has been made on or before any applicable deadline, or which has been allowed pursuant to a Final Order.
          1.4  "Allowed General Unsecured Claim" shall mean any
Allowed Claim that is not an Allowed Administrative Claim, an Allowed Tax Claim, an Allowed Priority Claim, an Allowed Secured
Claim, an Allowed Claim in Class 4 or Class 5, nor a Claim of ML
Opportunity or MultiVision, except for amounts payable prior to the Filing Date to MultiVision (i) under the Cost Allocation
Agreement, (ii) to reimburse MultiVision for expenses paid on behalf of Maryland Cable in the ordinary course of business or in connection with the Chapter 11 filing by Maryland Cable, or
(iii) as otherwise approved by the holders of a majority in principal amount of the Discount Notes. Allowed General
Unsecured Claims shall include simple interest only to the extent to which the holder of such a Claim may be contractually entitled.
          1.5 "Allowed Priority Claim" shall mean that portion of an Allowed Claim, if any, entitled to priority under Section
507(a) of the Bankruptcy Code, exclusive of Allowed Tax Claims and Allowed Administrative Claims.
          1.6 "Allowed Secured Claim" shall mean that portion of an Allowed Claim equal to the value, as determined by the Bankruptcy Court pursuant to Section 506(a) of the Bankruptcy
Code and Bankruptcy Rule 3012, of the interest of the holder of the Allowed Secured Claim in the property of any of the Debtors securing such Allowed Secured Claim. An Allowed Secured Claim shall include interest to the extent required by Section 506(b) of the Bankruptcy Code.
          1.7 "Allowed Tax Claim" shall mean that portion of an Allowed Claim entitled to priority under Section 507(a)(7) of the Bankruptcy Code.
          1.8 "Amended Credit Agreement" shall mean the Amended and Restated Credit Agreement among Maryland Cable, Holdings, the Banks and Citibank, as Agent, dated September 6, 1991.
          1.9  "Bankruptcy Code" shall mean the Bankruptcy
Reform Act of 1978, 11 U.S.C. Section 101 et seq., as in effect on the Filing Date, as the same thereafter has been and may be amended.
          1.10 "Bankruptcy Court" shall mean the United States
Bankruptcy Court for the Southern District of New York or such other court as may hereafter be granted primary jurisdiction over the Reorganization Cases.
          1.11 "Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure, effective August 1, 1991 in accordance with the provisions of 28 U.S.C. Section
 2075 as the same thereafter
has been and may be amended.
          1.12 "Banks" shall mean the financial institutions that were issued notes under the Amended Credit Agreement, i.e.,
(i) Citibank, (ii) Connecticut National Bank, (iii) Den Norske
Bank (U.S.) Banking Corporation, (iv) Kansallis-Osake-Pankki,
(v) Meritor Savings Bank, (vi) Provident Bank, (vii) Sanwa
Business Credit Corporation and (viii) U.S. Leasing Corp., San
Francisco Branch.
          1.13 "Bar Date" shall mean the date fixed by order of the Bankruptcy Court by which all Persons asserting a Claim against the Debtors must file a proof of claim or be forever barred from asserting a Claim against the Debtors or their property, and from voting on the Plan and/or sharing in distributions hereunder.
          1.14 "Base Rate" shall have the meaning given to such term as set forth in the Replacement Notes, a form of which is annexed hereto as exhibit 1.
          1.15 "Business Day" shall mean any day other than a Saturday, Sunday or legal holiday as such term is defined in Bankruptcy Rule 9006.
          1.16 "Cash" means cash, cash equivalents (including personal checks drawn on a bank insured by the Federal Deposit
Insurance Corporation, certified checks and money orders) and other readily marketable direct obligations of the United States of America and certificates of deposit issued by banks.
          1.17 "Cash Collateral Order" shall mean, collectively, orders of the Bankruptcy Court authorizing the Debtors to use cash collateral pursuant to Sections 363(c)(2) and (e) of the Bankruptcy Code.
          1.18 "Citibank" shall mean Citibank, N.A.
          1.19 "Claim" shall mean a Claim against either of the Debtors as defined in Sections 101(5) and 102(2) of the Bankruptcy Code.
          1.20 "Claimant" shall mean the holder of a Claim.
          1.21 "Class" shall mean a category of Claimants holding Claims or holders of Equity Interests which are substantially similar in nature to the Claims of the other
Claimants or the Equity Interests of other holders in such Class, as classified pursuant to the Plan.
          1.22 "Class B Shares" shall mean shares of Class B
Common Stock issued by Holdings.
          1.23 "COBRA" shall have the meaning set forth in
section 6.15(c) hereof.
          1.24 "Code" shall have the meaning set forth in
section 6.15(b)(1) hereof.
          1.25 "Collateral Agent" shall mean a Person designated as a secured party on behalf of the Lenders, which Person shall be designated by the Debtors and approved by the Bankruptcy
Court.
          1.26 "Confirmation" shall mean entry of an order by the Bankruptcy Court confirming the Plan pursuant to Section
1129 of the Bankruptcy Code.
          1.27 "Confirmation Date" shall mean the date upon which the Confirmation Order is entered by the Bankruptcy Court.
          1.28 "Confirmation Order" shall mean the order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.
          1.29 "Contingent Claim" shall mean any Claim for which a proof of Claim has been filed with the Bankruptcy Court but was not filed in a sum certain and which Claim has not been fixed by the Bankruptcy Court at a sum certain.
          1.30 "Cost Allocation Agreement" shall mean the
Amended and Restated Agency and Cost Allocation Agreement dated as of January 20, 1988, among Maryland Cable, MultiVision, ML
Opportunity and other parties named therein, as amended, modified or supplemented from time to time.
          1.31 "Covered Employees" shall have the meaning set forth in section 6.15(b)(1) hereof.
          1.32 "Debtors" shall mean Maryland Cable Holding Corp.
and Maryland Cable Corp., collectively, and upon the filing of their respective voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code, in their capacity as debtors-in-possession.
          1.33 "Deferred Fees" shall mean those deferred management fees owed to ML Opportunity by Maryland Cable as of December 31, 1993 pursuant to that certain fee sharing agreement, dated November 17, 1988, between ML Opportunity and
Maryland Cable.
          1.34 "Disclosure Statement" shall mean the Disclosure
Statement respecting the Plan filed by the Debtors in the Reorganization Cases and approved by order of the Bankruptcy
Court as containing adequate information in accordance with
Section 1125 of the Bankruptcy Code.
          1.35 "Discount Note Holders" shall mean, collectively, all beneficial holders of the Discount Notes.
          1.36 "Discount Note Holders' Designation" shall mean, collectively, the aggregate number of (i) units of Limited
Partnership Interests, and (ii) shares of common stock of the NewCo General Partner, which units and shares shall be issued to the holders of Allowed Claims in Class 4.
          1.37 "Discount Notes" shall mean, collectively, the 15-3/8% Senior Subordinated Discount Notes due 1998 in the aggregate face amount of $162,406,000, issued by Maryland Cable pursuant to the Indenture.
          1.38 "Disputed Claim" shall mean (i) any Claim as to which an objection to the allowance thereof has been interposed as of the Effective Date or any date fixed by order of the Bankruptcy Court and which objection has not been determined by a Final Order, or (ii) a Contingent Claim.
          1.39 "Effective Date" shall mean the first Business
Day on which all the conditions in section 9.1 of the Plan have been either satisfied or waived, unless extended by agreement of
(i) the Debtors, (ii) ML Opportunity and (iii) Discount Note
Holders holding at least a majority in principal amount of the Discount Notes.
          1.40 "Equity Interests" shall mean, collectively, the Equity Interests in Holdings and Intercompany Interests.
          1.41 "Equity Interests in Holdings" shall mean all equity interests in Holdings, including the Allowed Class B
Interests and Warrants.
          1.42 "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, 29 U.S.C. Section 1001 et seq., as amended.
          1.43 "Estates" shall mean the estates created in the Reorganization Cases by Section 541 of the Bankruptcy Code.
          1.44 "Exchange Agreement" shall mean the Exchange
Agreement dated December 31, 1993, as it may be amended and modified, entered into by and among NewCo, ML Opportunity, Maryland Cable, Holdings, ML Cable, the Water Street Fund,
Allstate Life Insurance Company, and any other Discount Note
Holder that is or becomes a party thereto, a copy of which is annexed to the Disclosure Statement as exhibit B.
          1.45 "Filing Date" shall mean the date upon which each of the Debtors filed its voluntary Chapter 11 petition for reorganization pursuant to Chapter 11 of the Bankruptcy Code.
          1.46 "Final Order" shall mean an order or judgment of the Bankruptcy Court which has not been reversed, stayed, modified or amended and as to which the time to appeal or seek review, rehearing, reargument or certiorari has expired or as to which any right to appeal or to seek certiorari, review, or rehearing has been waived.
          1.47 "401(k) Plan" shall have the meaning set forth in
section 6.15(b)(1) hereof.
          1.48 "General Partnership Interest" shall mean the general partnership interest in NewCo to be held by NewCo
General Partner.
          1.49 "Gross Revenues" shall mean the gross revenues of Maryland Cable's cable television system from all normal operating sources. Gross Revenues for any portion of a month during the period through and including the Effective Date shall be the pro rata portion of the Gross Revenues for the entire month based on the number of days in that month during the period.
          1.50 "Holdings" shall mean Maryland Cable Holdings
Corp., a Maryland corporation, the holder of 100% of the common stock of Maryland Cable.
          1.51 "Indenture" shall mean the Indenture dated as of November 15, 1988, entered into by and between Maryland Cable and Security Pacific National Trust Company (New York), as
Trustee, in connection with the issuance of the Discount Notes.
          1.52 "Intercompany Interests" shall mean the equity interest of Holdings in Maryland Cable.
          1.53 "IRS" shall have the meaning set forth in section
6.15(b)(2) hereof.
          1.54 "Lenders" shall mean the Banks and ML Cable, together with any of their participants, successors or assigns.
          1.55 "LIBO Rate" shall have the meaning given to such term as set forth in the Replacement Notes, a form of which is annexed hereto as exhibit 1.
          1.56 "Limited Partnership Interests" shall mean the limited partnership interests in NewCo to be issued to the Discount Note Holders pursuant to section 5.2 herein.
          1.57 "Management Agreement" shall mean such management agreement as may be entered into by and between NewCo and ML
Opportunity or an entity other than ML Opportunity.
          1.58 "Maryland Cable" shall mean Maryland Cable Corp., a Maryland corporation.
          1.59 "ML Cable" shall mean ML Cable Partners, a New
York general partnership.
          1.60 "ML Opportunity" shall mean ML Media Opportunity
Partners, L.P., a Delaware limited partnership.
          1.61 "MultiVision" shall mean MultiVision Cable TV
Corp., a Delaware corporation.
          1.62 "NewCo" shall mean Maryland Cable Partners, L.P., a Delaware limited partnership which will (i) be the transferee of the assets of Maryland Cable (including liabilities associated therewith, and subject to valid and perfected liens and security interests, that are not discharged or that are created pursuant to this Plan) and (ii) issue the Replacement
Notes, the Limited Partnership Interests and the Preferred
Limited Partnership Interests.
          1.63 "NewCo General Partner" shall mean Maryland Cable
General Partner, Inc., a Delaware corporation, all of the outstanding stock of which will be issued to the Discount Note
Holders on the Effective Date.
          1.64 "NewCo's Plan" shall have the meaning set forth in section 6.15(b) hereof.
          1.65 "New Security Agreement" shall mean the Security
Agreement and mortgages to be entered into by and between NewCo and the Collateral Agent, together with any and all documents referenced therein or otherwise entered into by and between NewCo and the Collateral Agent, for the ratable benefit of the Lenders, pursuant to which the Lenders shall retain their liens on and security interests in all tangible and intangible assets of NewCo, which New Security Agreement shall be filed with the Bankruptcy Court and available for review prior to the Confirmation Date.
          1.66 "Participation Agreement" shall mean that Participation Agreement, dated as of September 6, 1991, entered into by and among ML Cable and certain parties to the Amended
Credit Agreement.
          1.67 "Partnership Agreement" shall mean the Partnership Agreement of NewCo, the form of which is attached to the Disclosure Statement as exhibit C.
          1.68 "Partnership Interests" shall mean, collectively, the General Partner Interest and the Limited Partnership
Interests.
          1.69 "Person" shall mean any individual, corporation, partnership, joint venture, trust, estate, unincorporated association, or organization, governmental entity or political subdivision thereof, or any other entity.
          1.70 "PIK Notes" shall mean, collectively, the notes dated January 31, 1990 and March 28, 1990 issued by Holdings to
ML Opportunity evidencing $600,000 and $3,000,000 of principal indebtedness, respectively.
          1.71 "Plan" shall mean this prepackaged consolidated
Chapter 11 plan of reorganization and any exhibits hereto and any documents incorporated herein by reference, as the same may from time to time be amended as and to the extent permitted herein or by the Bankruptcy Code.
          1.72 "Policies" shall have the meaning set forth in
section 6.15(a) hereof.
          1.73 "Preferred Limited Partnership Interests" shall mean preferred limited partnership interests in NewCo, having an aggregate face amount of $3,496,413 which shall (i) be offered to all of the Discount Note Holders first on a Pro Rata basis, and, thereafter, in the event that there is an undersubscription, to all Discount Note Holders with respect to the undersubscribed portion on a first come basis; (ii) entitle the holders to a priority distribution at an annual interest rate of 9-1/2 percent; (iii) be redeemable by NewCo in an amount equal to face value plus any unpaid priority distribution (a) at its option at any time prior to December 31, 1998 or (b) on December
31, 1998; (iv) have a liquidation preference equal to face value plus any unpaid priority distribution; and (v) be subject to such other terms and conditions as set forth in the Subscription
Agreement.  All proceeds from the sale of Preferred Limited
Partnership Interests shall be earmarked to make payments to ML
Opportunity in accordance with sections 6.4(a) and (b) and 6.5 hereof.
          1.74 "Professional Fees" shall mean all allowances of compensation and reimbursement of expenses allowed to Professionals by the Bankruptcy Court pursuant to Section 330 and 331 of the Bankruptcy Code.
          1.75 "Professionals" shall mean those Persons employed pursuant to an order of the Bankruptcy Court in accordance with
Section 327 (and Section 1103, if applicable) of the Bankruptcy
Code and to be compensated for services pursuant to Sections
327, 328, 329, 330 and 331 of the Bankruptcy Code.
          1.76 "Pro Rata" shall mean the ratio of an Allowed
Claim in a particular Class to the aggregate amount of all Allowed Claims in that Class.
          1.77 "Record Date" shall mean (a) for the purpose of voting on the Plan, January 31, 1994, and (b) for the purposes of any distribution to Discount Note Holders, the Effective
Date.
          1.78 "Reorganization Cases" shall mean the Debtors' cases pursuant to Chapter 11 of the Bankruptcy Code administered in the Bankruptcy Court.
          1.79 "Replacement Notes" shall mean the promissory notes of NewCo payable to the order of each of the respective
Lenders evidencing the obligations of NewCo to the Lenders through the Effective Date in the aggregate principal amount of $85,000,000 due and owing to the Lenders under the Amended
Credit Agreement, plus (i) (x) accrued unpaid interest (either at the applicable non-default LIBO Rate option provided in the Amended Credit Agreement or such other rate as the Bankruptcy
Court shall determine and the holders of at least a majority in principal amount of the Discount Notes shall approve), and (y) reasonable fees and expenses incurred by the Lenders as determined by the Bankruptcy Court and agreed to by the holders of at least a majority in principal amount of the Discount
Notes, in each case to the extent required under Section 506(b) of the Bankruptcy Code and (ii) less all lock box receipts of the Debtors applied by Citibank prior to the Filing Date to any amounts due under the Amended Credit Agreement. The Replacement
Notes shall (a) be issued to the Lenders pursuant to section 5.1 herein and be subject to the terms and conditions set forth therein and in exhibit 2 annexed hereto and made a part hereof,
(b) be transferrable, (c) bear interest at a rate equal to (1) in NewCo's discretion, 2.56% over the LIBO Rate or 1.56% over the Base Rate (the same rate (on a blended basis) as provided for in the Amended Credit Agreement), or (2) such other rate as the Bankruptcy Court shall order and the holders of a majority in principal amount of the Discount Notes approve, and (d) have a maturity date of December 31, 1998.
          1.80 "Reserve" shall mean the entire amount held at any particular time by NewCo, as provided by section 6.17 of this Plan, including any interest, dividends or other income earned thereon.
          1.81 "Subscriber" shall mean a Discount Note Holder who elects to purchase Preferred Limited Partnership Interests.
          1.82 "Subscription Agreement" shall mean, collectively, the agreements to be entered into by and between NewCo and respective Subscribers pursuant to which the Subscribers shall purchase Preferred Limited Partnership
Interests, which shall be either the Partnership Agreement or such other agreements in a form which shall be filed with the Bankruptcy Court prior to the date the hearing on Confirmation is scheduled.
          1.83 "Substantive Consolidation Order" shall mean the order, or provision of the Confirmation Order, substantively consolidating the Debtors' cases as provided in Article VII herein.
          1.84 "Transferred Assets" shall have the meaning set forth in section 6.15(b)(1) hereof.
          1.85 "Warrants" shall mean the warrants sold to the Banks pursuant to a Warrant Purchase Agreement entered into among Holdings and each of the Banks on the closing date of the Amended Credit Agreement.
          1.86 "Water Street Fund" shall mean Water Street
Corporate Recovery Fund I, L.P.
                           ARTICLE II

             CLASSIFICATION OF CLAIMS AND INTERESTS
          2.1 Criterion of Class. A Claim is in a particular Class only to the extent that the Claim qualifies within the description of that Class and is in a different Class to the extent that the remainder of the Claim qualifies within the description of the different Class.
          2.2 Allowed Claims and Equity Interests. All Allowed Claims and all Equity Interests are divided into the following Classes, which Classes shall be mutually exclusive:
               (a) Class 1 (Priority Claims). Class 1 shall consist of all Allowed Priority Claims.
               (b) Class 2 (Secured Claims). Class 2 shall consist of the following subclasses:
                    (i)  Class 2A shall consist of Allowed
Secured Claims of the Lenders.
                    (ii) Class 2B shall consist of Allowed
Secured Claims other than those of the Lenders.
               (c) Class 3 (General Unsecured Claims). Class 3 shall consist of all Allowed General Unsecured Claims.
               (d) Class 4 (Discount Note Holders' Claims). Class 4 shall consist of all Allowed Claims of Discount Note Holders on account of their ownership of the Discount Notes.
               (e) Class 5 (ML Opportunity Claims). Class 5 shall consist of all Allowed Claims of ML Opportunity on account of the PIK Notes, Deferred Fees, and other amounts due and owing to ML Opportunity for which payment or other treatment is not otherwise expressly provided for in this Plan.
               (f) Class 6 (Equity Interests). Class 6 shall consist of the following subclasses:
                    (i)   Class 6A (Equity Interests in
Holdings). Class 6A shall consist of the Equity Interests in Holdings.
                    (ii)  Class 6B (Intercompany Interests).
Class 6B shall consist of the Intercompany Interests.


                           ARTICLE III

            PAYMENT OF ALLOWED ADMINISTRATIVE CLAIMS
                     AND ALLOWED TAX CLAIMS
          3.1 Administrative Claims. All Administrative Claims other than Professional Fees shall be paid by the Debtors in full, in Cash, in such amounts as are incurred in the ordinary course of business by the Debtors, or in such amounts as such Administrative Claims are allowed by the Bankruptcy Court (a) upon the later of the Effective Date or the date upon which the Bankruptcy Court enters a Final Order allowing such Administrative Claim or (b) upon such other terms as may exist in accordance with the ordinary course of the business of the Debtors or (c) as may be agreed upon between any holder of such Administrative Claim and the Debtors.
          3.2 Tax Claims. Allowed Tax Claims of governmental units entitled to priority under Section 507(a)(7) of the Bankruptcy Code shall be paid by the Debtors, in full, in Cash, on the Effective Date or upon such other terms as may be agreed to between the Debtors and the holder of any Allowed Tax Claim; provided, however, that (i) the Debtors may, at their option, in lieu of payment in full on the Effective Date of the Allowed Tax Claims, make cash payments respecting Allowed Tax Claims, deferred to the extent permitted by Section 1129(a)(9) of the Bankruptcy Code and, in such event, interest shall be paid on the unpaid portion of such Allowed Tax Claim at the statutory rate or at a rate to be agreed to by the Debtors and the appropriate governmental unit or, if they are unable to agree, to be determined by the Bankruptcy Court; and (ii) if such Allowed Tax Claim is for a tax assessed against property of the Estates, such Claim will not exceed the value of the interest of the Estates in such property; and, in the event an Allowed Tax Claim may also be classified as an Allowed Secured Claim, the Debtors may, at their option, elect to treat Allowed Tax Claims as Secured Claims. All Allowed Tax Claims that by their terms become due and payable after the Confirmation Date shall be paid when due.
          3.3 Professional Fees. All applications and motions for Professional Fees for services rendered in connection with the Reorganization Cases and this Plan prior to the Confirmation Date shall be filed within sixty (60) days after the Confirmation Date. All Professional Fees for services rendered in connection with the Reorganization Cases and the Plan after the Confirmation Date, including those relating to the resolution of Disputed Claims, shall be paid by the Debtors without further Bankruptcy Court authorization.


                           ARTICLE IV

               CLAIMS NOT IMPAIRED UNDER THE PLAN
          4.1 Non-Impairment. Claims in Class 1, Class 2B, and Class 3 are not impaired under the Plan. In the event of a controversy as to whether any Claimants are impaired, the Bankruptcy Court shall, after appropriate notice and hearing, determine such controversy.
          4.2 Class 1 (Priority Claims). The Allowed Priority Claims shall be paid in full, in Cash, as soon as practicable after the later of the Effective Date, or the date of a Final Order allowing any such Claim in Class 1 or upon such other terms as may be agreed to between the Debtors and the holder of a Class 1 Claim.
          4.3 Class 2B (Other Secured Claims). As to each Allowed Secured Claim held by Claimants other than the Lenders, at the Debtors' option either:
          (a) (i) any default, other than of the kind specified in Section 365(b)(2) of the Bankruptcy Code, shall be cured, provided that any accrued and unpaid interest, if any, which the Debtors may be obligated to pay with respect to such default shall be simple interest at the contract rate and not at any default rate of interest;
          (ii) the maturity of the Claim shall be reinstated as the maturity existed before any default;
          (iii) the holder of the Claim shall be compensated for any damage incurred as a result of any reasonable reliance by the holder on any provision that entitled the holder to accelerate maturity of the Claim; and
          (iv) the other legal, equitable, or contractual rights to which the Claim entitles the holder shall not otherwise be altered; provided, however, that as to any such Allowed Secured Claim which is a nonrecourse claim and exceeds the value of the collateral securing the Claim, the collateral may be sold at a sale at which the holder of such Claim has an opportunity to bid; or
          (b) on the Effective Date, or on such other date thereafter as may be agreed to by the Debtors and the holder of such Claim, the Debtors shall abandon the collateral securing such Claim to the holder thereof in full satisfaction and release of such Claim; or
          (c) on the Effective Date, the holder of such Claim shall receive, on account of such Claim, Cash equal to its Allowed Secured Claim, or such lesser amount to which the holder of such Claim shall agree, in full satisfaction and release of such Claim.
          4.4 Class 3 (General Unsecured Claims). Each holder of an Allowed General Unsecured Claim shall receive on account of such Claim a Cash payment equal to one hundred percent (100%) of its Allowed General Unsecured Claim on the later of (i) ten
(10) days after the date on which the Confirmation Order becomes a Final Order, or as soon as practicable thereafter if funds are available to make all such payments, (ii) the Effective Date, if sufficient funds were not available to make all such payments prior to the Effective Date , (iii) the date an Allowed General Unsecured Claim becomes due and payable in the ordinary course of the Debtors' business consistent with the Debtors' ordinary payment practices, or (iv) with respect to any Allowed General Unsecured Claim, such other date as permitted by Final Order of the Bankruptcy Court.
                            ARTICLE V
       CLAIMS AND EQUITY INTERESTS IMPAIRED UNDER THE PLAN
          5.1 Class 2A (Secured Claims of the Lenders). Each Lender shall receive a Replacement Note in full satisfaction of its Allowed Secured Claim in accordance with Section 1129(b)(2)(A)(i) of the Bankruptcy Code. On the Effective Date, all outstanding obligations due to the Lenders under the Amended Credit Agreement and all related documents shall be restructured as follows:
               (a) Principal owing to the Lenders under the Amended Credit Agreement shall be allocated to each Lender, and be included in each Lender's Replacement Note, based on the principal amount owed to such Lender under the Amended Credit Agreement. In the event a Lender's Claim is based on a participation, (i) the amount of principal allocated to such Lender, and included in such Lender's Replacement Note, shall be based on the principal amount of such Lender's participation and
(ii) the amount of principal allocated to the Lender from whom the Lender received its participation, and the amount of principal included in such Lender's Replacement Note, shall be reduced by a corresponding amount;
               (b) Upon the issuance of the Replacement Notes, the Amended Credit Agreement and all agreements and documents relating thereto shall be cancelled and become null and void, and all obligations of any party under such agreements shall be released;
               (c) Pursuant to the New Security Agreement, the Collateral Agent, on behalf of the Lenders, shall retain (or be assigned, if applicable) all valid and enforceable liens on, and security interests in the assets of Maryland Cable which assets, as of the Filing Date, were subject to the valid and enforceable liens and security interests of Citibank, as agent for the Lenders, which assets are contemplated to constitute the tangible and intangible assets of NewCo; and
               (d) The Replacement Notes shall be subject to the terms and conditions set forth on exhibit 2 hereto which are incorporated herein by reference.
          5.2 Class 4 (Claims of Discount Note Holders). On the Effective Date each Discount Note Holder shall receive a Pro Rata share of the Discount Note Holders' Designation. In addition, each Discount Note Holder may, at its option, purchase Preferred Limited Partnership Interests and have such applicable rights as a Subscriber under the Subscription Agreement.
          5.3 Class 5 (Claims of ML Opportunity). On the Effective Date, ML Opportunity shall receive Cash raised from Subscribers in the amount of $2,846,413 on account of its Claims arising from (i) the Deferred Fees, (ii) the PIK Notes, and
(iii) other amounts due and owing from the Debtors to ML Opportunity for which payment or other treatment is not otherwise expressly provided for in this Plan.
          5.4 Class 6A (Equity Interests in Holdings). All Allowed Equity Interests in Holdings shall be cancelled, annulled and extinguished as of the Effective Date.
          5.5 Class 6B (Intercompany Interests). As of the Effective Date, upon the liquidation of Maryland Cable into Holdings, all Intercompany Interests shall be cancelled, annulled and extinguished.
          5.6 Nonconsensual Confirmation. In the event that any impaired Class of Claims or Equity Interests shall not accept the Plan in accordance with Section 1129(a) of the Bankruptcy Code, the Debtors reserve the right to (i) request that the Bankruptcy Court confirm the Plan in accordance with
Section 1129(b) of the Bankruptcy Code, or (ii) amend the Plan in accordance with section 11.2 hereof.
          5.7 Full and Final Satisfaction. All payments and all distributions hereunder shall be in full and final satisfaction, settlement, release and discharge of all Claims and Equity Interests.
          5.8 Assignment. If on or before the Effective Date the Water Street Fund and any other Discount Note Holders sells (or enters into an agreement or agreements to sell) or otherwise transfers control of (or enters into an agreement to transfer control of) an aggregate of 50.1% or more of the total outstanding amount of the Discount Notes to one Person (or more than one related Person), ML Opportunity shall be entitled to an additional payment from NewCo in an amount equal to 5% of the excess of the Value of the Systems over $180,000,000, such payment to be made on the Effective Date (or if the transaction is consummated after the Effective Date, such payment shall be made upon the closing of the transaction). For purposes of this section, the "Value of the Systems" shall be the sum of (a) $162,406,000 times the percentage of the face amount of the Discount Notes at which the Discount Notes are sold, plus (b) $90,000,000.
                           ARTICLE VI
                       MEANS OF EXECUTION
          In addition to the provisions set forth elsewhere in this Plan regarding the means of execution, the following shall constitute the means of execution of the Plan.
          6.1 Availability of Funds. The funds utilized to make the Cash payments hereunder have been and will continue to be generated by funds generated by the operation of Maryland Cable's cable television systems in accordance with the provisions of the Cash Collateral Order, except that Cash needed to make payments to ML Opportunity under sections 6.4(a) and (b) and 6.5 hereof will be provided from NewCo's sale, prior to or as of the Effective Date, of the Preferred Limited Partnership Interests to the Subscribers pursuant to the Subscription Agreement, having an aggregate purchase price of $3,496,413. To the extent that the holders of the Discount Notes do not subscribe for all of the Preferred Limited Partnership Interests, Water Street will subscribe to sufficient amounts of Special Limited Partnership Interests such that the total amounts received from the subscription will be $3,496,413.
          6.2  Exchanges and Liquidation.  On the Effective
Date:
               (a) each Discount Note Holder shall transfer and assign to NewCo all of its Discount Notes (including the right to receive any accrued interest thereon) and all of its Class B Shares in exchange for its Pro Rata share of the Discount Note Holders' Designation;
               (b) ML Opportunity shall transfer and assign to NewCo the PIK Notes, the Deferred Fees, and other Claims against either or both of the Debtors;
               (c) all outstanding Equity Interests in Holdings shall be cancelled, annulled and extinguished;
               (d) Holdings shall issue 100 shares of common stock to NewCo;
               (e)  the (i) Indenture, (ii) Discount Notes,
(iii) PIK Notes, and (iv) right of ML Opportunity to receive Deferred Fees and other amounts arising from ML Opportunity's other Claims against either or both of the Debtors shall all be cancelled, extinguished and annulled, unless otherwise determined by Maryland Cable, NewCo and the holders of at least a majority in principal amount of the Discount Notes; and
               (f)  Maryland Cable shall be liquidated into
Holdings, and Holdings shall be liquidated into NewCo, pursuant to their respective Plans of Dissolution and Complete Liquidation, in the respective forms which will be filed with the Bankruptcy Court prior to the Confirmation Date. Pursuant to the liquidations, all of the assets of Maryland Cable and Holdings shall be assigned to NewCo, subject to all of the liabilities of Maryland Cable and Holdings that are not discharged or that are created pursuant to the Plan.
          6.3 Annulment of Subordination Agreements. The treatment of Claims as provided for herein is in lieu of and in full and complete satisfaction of any rights that any Claimant, agent or indenture trustee may have to seek to enforce subordination rights pursuant to contract, Sections 510(a) and
(c) of the Bankruptcy Code, or otherwise under applicable non-bankruptcy law. Any and all subordination agreements entered into by and among the Debtors and any parties receiving a distribution under the Plan, and/or by and among any parties receiving a distribution under the Plan shall be deemed cancelled, extinguished and annulled and to be of no further force and effect.
          6.4 Payments to ML Opportunity. On the Effective Date, the following payments shall be made to ML Opportunity from funds paid by Subscribers in connection with the purchase of Preferred Limited Partnership Interests pursuant to the Subscription Agreement:
               (a) $2,670,000, in Cash, in exchange for the transfer and assignment to NewCo of all of the PIK Notes (including any accrued interest thereon) and ML Opportunity's right to receive the Deferred Fees and other Claims it has against either or both of the Debtors (including the rights to receive any accrued interest thereon); and
               (b) $176,413 Cash as reimbursement for certain actual expenses to third parties, paid by ML Opportunity on behalf of the Debtors.
          In addition, ML Opportunity shall receive any payments to which it is entitled pursuant to Sections 5.8, 6.5 and 6.7 hereof.
          6.5  Interim Management Payments to ML Opportunity.
               (a) As compensation for managing the day-to-day operations of the cable television system of Maryland Cable for the period from January 1, 1994 through and including the Effective Date, ML Opportunity shall be paid, within 60 days after the Effective Date, Cash in an amount equal to the excess of (i) the percentage determined pursuant to the table below of the Gross Revenues of the cable television system owned by Maryland Cable for the period from January 1, 1994 through the Effective Date over (ii) the amount paid to MultiVision under the Cost Allocation Agreement with respect to that period:


If the Effective Date Occurs in                   Percentage

     March, 1994                                  4.70%
     April, 1994                                  4.70%
     May, 1994                                    4.70%
     June, 1994                                   4.70%
     July, 1994                                   4.70%
     August, 1994                                 4.40%
     September, 1994                              4.10%
     October, 1994                                3.90%
     November, 1994                               3.75%
     December, 1994                               3.60%
     or thereafter

          (b) Within 60 days after the Effective Date, for the period from January 1, 1994 through and including the Effective Date, NewCo shall reimburse ML Opportunity in Cash, on a dollar for dollar basis for all out-of-pocket expenses to third parties incurred by ML Opportunity in managing the cable television system of Maryland Cable.
          6.6 Payment to MultiVision. Unless ML Opportunity enters into a Management Agreement with NewCo on or before the Effective Date, on the Effective Date, MultiVision shall be paid $500,000 Cash in settlement of all Claims for severance and other expenses resulting from the termination of Multivision as the manager of Maryland Cable's television system, and for all other Claims Multivision may have against either or both of the Debtors (other than MultiVision's Administrative Claims or Allowed General Unsecured Claims for payment and performance under the Cost Allocation Agreement for the period from January 1, 1994 through and including the Effective Date). In the event NewCo enters into a Management Agreement with ML Opportunity, the $500,000 Cash payment shall be made upon termination of such Management Agreement and pursuant to the terms and provisions of the Management Agreement.
          6.7 Management Agreement. On the Effective Date, either NewCo shall enter into a Management Agreement with a manager other than ML Opportunity on such terms as they may agree upon or NewCo and ML Opportunity shall execute a Management Agreement, substantially in the form annexed to the Exchange Agreement as Exhibit "B", providing, inter alia, for ML Opportunity to manage the day-to-day operations of the cable television system owned by Maryland Cable for a management fee of 4.7% of the Gross Revenues of the system plus reimbursement for all out-of-pocket expenses to third parties incurred by it as manager. NewCo shall notify ML Opportunity at least 30 days prior to the Effective Date whether NewCo will enter into a Management Agreement with ML Opportunity. On the Effective Date, Maryland Cable's participation under the Cost Allocation Agreement shall terminate.
          6.8 Partnership Agreement. On the Effective Date, simultaneously with and as a condition to the receipt of its Pro Rata portion of the Discount Note Holders' Designation, each of the Discount Note Holders shall execute the Partnership Agreement.
          6.9 Releases. On the Effective Date, (i) each of the Discount Note Holders and ML Opportunity shall be deemed to have granted general releases in favor of Maryland Cable, NewCo, and Holdings, (ii) Maryland Cable, NewCo, and Holdings shall be deemed to have granted general releases in favor of ML Opportunity and each of the Discount Note Holders, (iii) each of the Discount Note Holders shall be deemed to have granted a general release in favor of ML Opportunity, except that the release shall exclude any actions by ML Opportunity in the management of Maryland Cable of a type that if such action had been taken by the general partner of ML Opportunity, the general partner would not have been entitled to indemnification for such action under the existing partnership agreement of ML Opportunity, and (iv) ML Opportunity shall be deemed to have granted a general release in favor of each of the Discount Note Holders.
          6.10 Indemnification.
               (a) NewCo shall use reasonable efforts to obtain from the parties to any agreements to which ML Opportunity is the obligor for the benefit of Maryland Cable, either
(i) terminations of those agreements or (ii) assignments of those agreements to Maryland Cable and releases of ML Opportunity as an obligor for the benefit of Maryland Cable under such agreements (except that neither of the Debtors shall be obligated to reject the agreements under Section 365 of the Bankruptcy Code if by utilizing said section, a Claim would arise). If NewCo is unable to obtain such terminations, or assignments and releases, from on and after the Effective Date NewCo shall indemnify and hold harmless ML Opportunity from any loss, liability, damage or expense (including, but not limited to, reasonable attorneys' fees) whether arising before or after the Effective Date resulting from the incurrence of obligations under any such agreements to the extent such obligations were incurred for the benefit of Maryland Cable. These agreements relate to certain programming agreements and other agreements which ML Opportunity was required to enter into for the benefit of Maryland Cable.
               (b) NewCo shall indemnify and hold harmless any Person who is an officer or director of any or both of ML Opportunity or the Debtors from any loss, liability, damage, or expense (including, but not limited to, reasonable attorneys' fees) resulting from any tax liabilities of any or both of the Debtors for which ML Opportunity and/or the officer or director of any or both of the Debtors could otherwise be liable and for which the officer or director would have been entitled to indemnification under the certificate of incorporation of Maryland Cable or Holdings, or applicable law, provided, however, that NewCo is given prompt notice of any claims for taxes and the opportunity to contest such assertions and control resolutions of any proceedings with respect thereto.
          6.11 Deliveries.  On the Effective Date:
               (a) each Discount Note Holder shall deliver to NewCo (i) its Discount Notes, together with an assignment properly executed, (ii) certificates evidencing its Class B Shares, together with a stock power properly executed, and (iii) an executed counterpart of the Partnership Agreement;
               (b) ML Opportunity shall deliver to NewCo (i) the PIK Notes, together with an assignment properly executed,
(ii) an assignment of the Deferred Fees and other Claims against either or both of the Debtors, (iii) certificates evidencing its common stock of Holdings, together with a stock power properly executed, and (iv) if applicable, an executed counterpart of the Management Agreement; and
               (c) NewCo or the NewCo General Partner, or their designee, shall deliver to each Discount Note Holder (i) a fully executed counterpart of the Partnership Agreement and (ii) a stock certificate evidencing its Pro Rata shares in the NewCo General Partner.
          6.12 FCC and Franchise Filings. NewCo and Maryland Cable shall have filed or shall file with the Federal Communications Commission and with any municipal or county authorities that have issued the franchises for the cable television system of Maryland Cable from which consent to the transactions contemplated by this Plan must be obtained an application or applications requesting consent to such transactions. Maryland Cable shall also apply for extensions or renewals of each of the franchises for the system, or for new franchises for the system, as reasonably requested by NewCo. Maryland Cable, NewCo and all parties receiving distributions under this Plan shall, with due diligence, take all reasonable steps necessary to expedite the processing of such application or applications and to secure the consents or approvals being sought. All costs and expenses (including the reasonable fees and disbursements of counsel) in connection with the preparation and processing of any such applications shall be borne exclusively by Maryland Cable.
          6.13 Hart-Scott-Rodino Filings. The Debtors shall have made or shall make any filings required to comply with the Hart-Scott-Rodino Antitrust Improvements Act and shall with due diligence take all reasonable steps to expedite the processing of such filings. To the extent necessary, holders of Claims and Equity Interests shall cooperate with the Debtors in preparing the filings and shall provide any information requested in connection therewith.
          6.14 Conduct of Business. Between the Filing Date and the Effective Date, Maryland Cable shall operate its business in the ordinary course consistent with prior practices taking into consideration the occurrence of the Filing Date and its impact thereon, except as contemplated by the Plan and except for changes required by or resulting from The Cable Television Consumer Protection and Competition Act of 1992, the Bankruptcy Code or Bankruptcy Rules.
          6.15 Employees.
               (a)  Employment and Severance.  As of the
Effective Date, NewCo shall offer employment to each Person employed by Maryland Cable immediately prior to the Effective Date. Any employee of Maryland Cable who is employed by NewCo shall be employed on substantially the same terms and conditions of employment and with employee benefits substantially similar to those provided to such employees by Maryland Cable immediately prior to the Effective Date. NewCo shall give each of the employees of Maryland Cable that it employs past service credit for purposes of eligibility and vesting under all employee benefit plans and payroll practices for employees of NewCo established by NewCo on or after the Effective Date. In accordance with Maryland Cable's policies in effect on December 31, 1993, which are described on schedule 10.9 to the Exchange Agreement (the "Policies"), NewCo shall pay severance and accrued vacation to any employee of Maryland Cable entitled to severance under the Policies that (i) NewCo terminates within 90 days after the Effective Date, or (ii) NewCo offers to employ but who denies employment with NewCo.
               (b)  Spinoff of Multivision 401(k) Plan.
                    (1)  The employees of Maryland Cable
participate in the MultiVision Cable TV Corp. 401(k) Plan (the "401(k) Plan"). Effective as of the Effective Date NewCo shall establish a plan intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and a trust maintained thereunder intended to be exempt from federal income taxation under Section 501 of the Code ("NewCo's Plan") for the benefit of employees of Maryland Cable who become employees of NewCo on the Effective Date ("Covered Employees"). Within 120 days after the Effective Date (or as soon as practicable thereafter) MultiVision shall cause the trustee of the 401(k) Plan to transfer to the funding agent of NewCo's Plan, for the benefit of Covered Employees, an amount, in Cash, equal to the total account balances (whether or not vested), including actual investment earnings through the date of transfer, held under the 401(k) Plan for the Covered Employees, except for any amounts as to which withdrawal requests have been duly submitted prior to such transfer and which shall be paid by the 401(k) Plan to Covered Employees prior to such transfer in accordance with ERISA and the Code and the terms of the 401(k) Plan (the "Transferred Assets"). The Transferred Assets shall not in any event be less than the amount required under Section 414(1) of the Code and the regulations thereunder.
                    (2)  With respect to the transfer of the
Transferred Assets to NewCo's Plan as contemplated herein, ML Opportunity and NewCo shall notify the Internal Revenue Service ("IRS"), no later than 90 days following the Effective Date (or as soon practicable thereafter), pursuant to Section 6058(b) of the Code, of the contemplated transfer (and shall notify any other agency of the United States government entitled by law to such notice) and shall provide such further information or documents as the IRS (or other agency) may require. ML Opportunity and NewCo shall use reasonable efforts to obtain any necessary IRS (or other agency) approval without material modification of the transactions contemplated hereby.
                    (3)  NewCo's Plan shall provide, as of the
date of such transfer, benefits for each Covered Employee which are not less than such Covered Employee's respective account balances (including any net earnings or losses accrued thereon from the Effective Date to the actual date of transfer) under the 401(k) Plan as of the date of such transfer. As soon as practicable following the Effective Date, NewCo agrees to take all actions necessary to obtain a favorable determination letter from the IRS with respect to NewCo's Plan. NewCo shall indemnify and hold harmless the 401(k) Plan, ML Opportunity, ML Media Partners, L.P., Multivision and other affiliates of Multivision and each of their trustees and fiduciaries from and against any losses, liabilities, claims, damages, costs and expenses relating to (i) the failure by NewCo to obtain such favorable determination letter, and (ii) any liability or obligation arising in connection with the transferred accounts of the Covered Employees in NewCo's Plan.
                    (4)  Pending the transfer of the Transferred
Assets, the accounts of the Covered Employees shall remain in the trust fund for the 401(k) Plan and ML Opportunity shall cause the trustee of the 401(k) Plan to pay any current benefits from the 401(k) Plan or make any distributions to Covered Employees as they become due. Notwithstanding anything to the contrary in this section 6.15, on and after the Effective Date, NewCo shall make all payments required by the employer of the Covered Employees and all administrative fees relative to the 401(k) Plan.
                    (5)  ML Opportunity and NewCo shall provide
each other with such records and information as they may reasonably request relating to their respective obligations under this section or the administration of the 401(k) Plan or NewCo's Plan.
               (c)  Medical Benefits.  Maryland Cable
participates with MultiVision and ML Media Partners, L.P. in the MultiVision medical plan, which plan is to a large extent self-insured. NewCo shall provide all Covered Employees (and their dependents) with medical benefit coverage under plan(s) maintained or established by NewCo. As to any Covered Employee (or a dependent thereof) who was covered by MultiVision's medical plan as of the Effective Date, NewCo shall waive any pre-existing condition exclusions and waiting periods contained in NewCo's medical plan (except to the extent that such exclusions would have then applied or waiting periods were not satisfied under MultiVision's medical plan) and credit or otherwise consider any monies paid (or accrued) under MultiVision's medical plan by Covered Employees (or their dependents) prior to the Effective Date toward any deductibles, co-pays or other maximums under NewCo's medical plan for the first plan year after the Effective Date. NewCo shall be responsible for satisfying its and any of Maryland Cable's, ML Media Partners, L.P.'s or MultiVision's obligations under
Section 601 et seq. of ERISA and Section 4980B of the Code to provide continuation coverage ("COBRA") to any Covered Employee or any former employee of Maryland Cable entitled to receive COBRA coverage on or prior to the Effective Date, in accordance with law. On and after the Effective Date, NewCo shall be responsible for, and shall indemnify and shall hold each other participant in the MultiVision medical plan harmless from and against, NewCo's pro rata share (based upon the relative number of participants in the MultiVision medical plan in a manner consistent with the practice of MultiVision for calendar year
1993) of claims incurred under the MultiVision medical plan relating to the period prior to the Effective Date to the extent funds provided by Maryland Cable to such plan before the Effective Date are not sufficient to satisfy such pro rata share of such claims. NewCo's responsibility for claims incurred under the MultiVision medical plan extends to its pro rata share (based upon the relative number of participants in the MultiVision medical plan in a manner consistent with the practice of MultiVision for calendar year 1993) of claims incurred by persons other than Maryland Cable employees who participated in the MultiVision medical plan prior to the Effective Date. Each other participant in the MultiVision medical plan shall be responsible for, and shall indemnify and shall hold NewCo harmless from and against, such participant's pro rata share (based upon the relative number of participants in the MultiVision medical plan in a manner consistent with the practice of MultiVision for calendar year 1993) of all claims incurred under the MultiVision medical plan.
          6.16 Disbursement of Funds and Delivery of Partnership Interests. NewCo, or such Person designated by NewCo and approved by the Bankruptcy Court, shall, on the Effective Date or as soon thereafter as is practicable, (i) make the Cash payments; (ii) make the Pro Rata distributions of the Discount Note Holders' Designation to the holders of Allowed Claims in Class 4; (iii) issue the Replacement Notes on a pro rata basis to the Holders of Allowed Claims in Class 2A, in accordance with and to the extent provided for in the Plan; and (iv) issue the Preferred Limited Partnership Interests on a pro rata basis to the subscribers pursuant to the Subscription Agreement. Distributions of Cash and Limited Partnership Interests pursuant to this Plan shall be effectuated when NewCo or its designee receives all applicable documentation requested of holders of Allowed Claims and Equity Interests pursuant to this Plan and the Confirmation Order.
          6.17 Reserve Provisions for Disputed Claims.
               (a) Cash respecting Disputed Claims (other than Disputed Claims in Class 4) pending on the Effective Date shall not be distributed, but, if necessary, shall be deposited by the Debtors in an interest bearing account on the Effective Date in the full amount of all Disputed Claims; provided, however, that if a holder of a Disputed Claim is not receiving a distribution under this Plan and such Disputed Claim is not being discharged by this Plan or is assumed by NewCo, the Debtors shall not be required to reserve any Cash with respect thereto.

               (b)  For the purposes of effectuating the
provisions of this section 6.17 and the distributions to holders of Allowed Claims, the Bankruptcy Court, on or prior to the Effective Date or such date or dates thereafter as the Bankruptcy Court shall set, may fix or liquidate the amount of Disputed Claims pursuant to Section 502(c) of the Bankruptcy Code, in which event the amounts so fixed or liquidated shall be deemed the amounts of the Disputed Claims pursuant to section 502(c) of the Bankruptcy Code for purposes of distribution under this Plan. In lieu of fixing or liquidating the amount of any Disputed Claim, the Bankruptcy Court may determine the amount to be reserved for such Disputed Claim, or such amount may be fixed by agreement in writing by and between the Debtors and the holder thereof.
               (c) When a Disputed Claim becomes an Allowed Claim, there shall be distributed to the holder of such Allowed Claim, in accordance with the provisions of this Plan, Cash plus any interest earned thereon from the Effective Date.
               (d) No holder of a Disputed Claim shall have any Claim against the Cash reserved with respect to such Claim until such Disputed Claim shall become an Allowed Claim. In no event shall any holder of any Disputed Claim be entitled to receive (under the Plan or otherwise) from the Debtors or the Reserve any Cash payment which is greater than the amount reserved for such Claim pursuant to this section 6.17, plus any interest earned thereon since the Effective Date. In no event shall the Debtors or NewCo have any responsibility or liability for any loss to or of any amount reserved under the Plan.
               (e) To the extent a Disputed Claim ultimately becomes an Allowed Claim in an amount less than the amount reserved for such Disputed Claim, then the resulting surplus shall be retained by NewCo.
               (f) In the event that there is an outstanding Disputed Claim of a Discount Note Holder subsequent to the Effective Date which ultimately becomes an Allowed Claim, NewCo shall issue a sufficient number of additional Limited Partnership Interests and shares of common stock in the NewCo General Partner such that the new interests and shares, together with the existing interests and shares, shall be sufficient to enable the holder of such subsequently Allowed Claim to receive a Pro Rata portion of the Discount Note Holders' Designation.
          6.18 Disputed Payments. In the event of any dispute between and among Claimants and/or the holders of a Disputed Claim as to the right of any Person to receive or retain any payment or distribution to be made to such Person under the Plan, NewCo may, in lieu of making such payment or distribution to such Person, instead hold such payment or distribution until the disposition thereof shall be determined by the Bankruptcy Court.
          6.19 Fractional Cents. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent (rounding down in the case of .50 or less and rounding up in the case of more than .50).
          6.20 Unclaimed Property. Any Person who fails to claim any Cash or Limited Partnership Interest within one year from the Effective Date or from such other date as a Claim becomes an Allowed Claim shall forfeit all rights to any distribution under the Plan and shall have no claim whatsoever against the Debtors or NewCo or any holder of an Allowed Claim to whom distributions are made.
          6.21 Set-Offs. Nothing contained in this Plan shall constitute a waiver or release by the Debtors of any right of set-off the Debtors may have against any Claimant.
          6.22 Withholding Taxes. The Debtors shall be entitled to deduct any federal, state or local withholding taxes from any payments made with respect to Allowed Claims, as appropriate.
          6.23 Revesting. Except as otherwise provided by the Plan, upon the Effective Date, title to all properties and assets dealt with by the Plan shall pass to NewCo free and clear of all Claims and interests, including liens or other encum-brances, of creditors and of equity security holders and the Confirmation Order shall be a judicial determination of discharge of all of the Debtors' liabilities except as provided in the Plan.
          6.24 Discharge. Except as otherwise expressly provided in Section 1141 of the Bankruptcy Code or the Plan, the distributions made pursuant to the Plan will be in full and final satisfaction, settlement, release and discharge as against the Debtors, of any debt that arose before the Confirmation Date and any debt of a kind specified in Section 502(g), 502(h) or 502(i) of the Bankruptcy Code and all Claims and interests of any nature, including, without limitation, any interest accrued thereon from and after the Filing Date, whether or not (i) a proof of Claim or interest based on such debt, obligation or interest is filed or deemed filed under Section 501 of the Bank-ruptcy Code, (ii) such Claim or interest is allowed under
Section 502 of the Bankruptcy Code or (iii) the holder of such Allowed Claim or interest has accepted the Plan. Therefore, upon the Effective Date, all Claimants holding Claims against the Debtors, including, without limitation, non-Debtor affiliates of the Debtors, and holders of interests of the Debtors shall be precluded from asserting against the Debtors, or any of their assets or properties, any other or further Claims or interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, and the Confirmation Order shall permanently enjoin said Claimants and holders of Equity Interests, their successors and assigns, from enforcing or seeking to enforce any such Claims or Equity Interests.
          6.25 Extinguishment of Liens. Except as otherwise provided for in the Plan, upon full satisfaction of an Allowed Secured Claim, all liens respecting such Claim shall be deemed extinguished and of no further force and effect.


                           ARTICLE VII

                    SUBSTANTIVE CONSOLIDATION
          7.1 Substantive Consolidation. Pursuant to the Substantive Consolidation Order, on the Effective Date: (i) all intercompany Claims and Equity Interests by, in and among the Debtors and/or their non-Debtor affiliates will be eliminated;
(ii) except as otherwise provided in the Plan all assets and all proceeds thereof and all liabilities of the Debtors will be treated as though they were pooled; (iii) any obligation of any Debtor and all guarantees thereof executed by, or joint liability of, any of the Debtors will be deemed to be one obligation of the consolidated Debtors; (iv) any Claims filed or to be filed in connection with any such obligation guaranteed, or joint liability, will be deemed one Claim against the consolidated Debtors; (v) each and every Claim filed in the individual case of any of the Debtors will be deemed filed against the consolidated Debtors in the consolidated case; and
(vi) for purposes of determining the availability of the right of set-off under Section 553 of the Bankruptcy Code, the Debtors shall be treated as one entity so that, subject to the other provisions of Section 553 of the Bankruptcy Code, debts due to any of the Debtors may be set off against the debts of any of the Debtors.
          7.2  Extinguishment of Guarantees.  On the
Confirmation Date, and in accordance with the terms of the Plan and the Substantive Consolidation Order, all Claims based upon guarantees of collection, payment or performance, or joint liability of one or more Debtors, as to the obligations of any other Debtor, shall be discharged, released and of no further force and effect.


                          ARTICLE VIII

            EXECUTORY CONTRACTS AND UNEXPIRED LEASES
          8.1 Executory Contracts and Unexpired Leases. All executory contracts (including, without limitation, partnership agreements) and unexpired leases not expressly rejected or disaffirmed prior to the Confirmation Date, or that are not at the Confirmation Date the subject of pending actions to reject and disaffirmed shall, as of the Effective Date, be deemed assumed by the Debtors and assigned by the Debtors to NewCo pursuant to Sections 365 and 1123 of the Bankruptcy Code. In accordance with Section 1123(a)(5)(G) of the Bankruptcy Code, by the Effective Date or as soon as practicable thereafter, the Debtors shall cure all defaults, if any, under any executory contract or lease assumed pursuant to this section 8.1 by (i) making a Cash payment of only those amounts set forth in proofs of Claim or where no such Claim has been filed, as determined by the Debtors, or (ii) on such terms as agreed to in writing between the Debtors and such claimants, unless an objection is filed with the Bankruptcy Court and served on counsel to the Debtors on or prior to the date set by the Bankruptcy Court for filing objections to Confirmation of this Plan and the Court after notice and hearing determines that the Debtors are obligated to pay a different amount as cure under Section 365 of the Bankruptcy Code.


                           ARTICLE IX

                     CONDITIONS PRECEDENT TO
                    EFFECTIVENESS OF THE PLAN
          9.1 Conditions. The following conditions precedent must be satisfied or waived, as permitted, in order for the Effective Date to occur:
               (a) The Cash transferred to NewCo by the Debtors shall be sufficient to make all Cash payments under the Plan, other than payments to ML Opportunity that are funded by the sale of Preferred Limited Partnership Interests;
               (b) All Preferred Limited Partnership Interests shall be purchased by Subscribers pursuant to the Subscription Agreement;
               (c) The Substantive Consolidation Order shall contain substantially the provisions set forth in section 7.1 of this Plan;
               (d) All documents contemplated to be executed and implemented in connection with this Plan shall be executed and implemented in form and substance satisfactory to the Debtors, ML Opportunity, NewCo and holders of at least a majority in principal amount of the Discount Notes;
               (e)  Maryland Cable shall have received all
consents and approvals, including franchise transfers, without any condition or qualification to such consent or approval (x) materially adverse to ML Opportunity (unless waived by ML Opportunity) or (y) materially adverse to the proposed operations of NewCo (unless waived by holders of a majority in principal amount of the Discount Notes) or (z) materially adverse to the Debtors (unless waived by the Debtors);
               (f)  The Confirmation Order shall be a Final
Order;
               (g)  Water Street or its designee shall have
purchased the Class 2A Claim of ML Cable for $6,830,000, plus accrued interest thereon (at the same rate of interest provided to the holders of Claims in Class 2A) and be entitled to receive and retain distributions as a Lender and holder of a Class 2A Allowed Secured Claim;
               (h) The Effective Date shall be no later than September 30, 1994.
          9.2 Waiver of Conditions. The provisions of the above sections 9.1(a),(c),(d),(f) and (h) may be waived jointly by (i) the Debtors, (ii) ML Opportunity, (iii) NewCo and (iv) Discount Note Holders holding at least a majority in principal amount of the Discount Notes.

                            ARTICLE X
                    RETENTION OF JURISDICTION
          10.1 Retention of Jurisdiction. From and after the Confirmation Date and until such time as all payments and distributions required to be made and all other obligations required to be performed under the Plan have been made and performed by the Debtors or NewCo, the Bankruptcy Court shall retain such jurisdiction as is legally permissible, including, but not limited to, the following purposes:
               (a) To hear and determine any and all objections to the allowance of a Claim or Equity Interest, to liquidate any Disputed Claims, and to determine any controversy as to the classification of Claims or Equity Interests or the Reserve;
               (b) To hear and determine any and all motions, applications, adversary proceedings or contested matters pending on the Confirmation Date;
               (c)  To hear and determine any and all
applications by Professionals for compensation and reimbursement of expenses;
               (d) To hear and determine any and all pending applications for the rejection and disaffirmance of executory contracts and unexpired leases and fix and allow any Claims resulting therefrom;
               (e) To enable the Debtors, NewCo, or any party acting on behalf of NewCo, to prosecute any and all proceedings which have been or may be brought prior to the Effective Date to set aside liens or encumbrances and to recover any transfers, assets, properties or damages to which the Debtors (or NewCo) may be entitled under applicable provisions of the Bankruptcy Code or any other federal, state or local laws except as may be waived pursuant to the Plan;
               (f) To liquidate any disputed, contingent or unliquidated Claims or Equity Interests;
               (g) To enforce the provisions of the Plan and the injunction and releases provided for in sections 6.9 and
6.24 of this Plan;
               (h) To correct any defect, cure any omission, or reconcile any inconsistency in the Plan or in the Confirmation Order as may be necessary to carry out its purpose and the intent of the Plan;
               (i) To hear and determine any and all actions pursuant to Section 544, 547, 548 and 550 of the Bankruptcy Code to set aside and recover (if applicable) any transfers determined to be preferential or fraudulent;
               (j) To determine any Tax Claim which the Estates may incur as a result of the transactions contemplated herein;
               (k) To determine such other matters as may be provided for in the Confirmation Order confirming the Plan or as may be authorized under the provisions of the Bankruptcy Code;
               (l) To resolve any and all disputes that may arise under the Plan; and
               (m)  To hear and determine any and all
administrative matters that may arise in closing these cases.
          Notwithstanding Section 1141 of the Bankruptcy Code, the Bankruptcy Court shall retain jurisdiction over these Reorganization Cases as is legally permissible, including, without limitation, jurisdiction as is necessary to ensure that the purpose and intent of the Plan are implemented.
                           ARTICLE XI
                          MISCELLANEOUS
          11.1 Headings. Headings are utilized in this Plan for the convenience of reference only, and shall not constitute a part of this Plan for any other purpose.
          11.2 Defects, Omissions and Amendments. The Debtors may, with the approval of the Bankruptcy Court and without notice to all holders of Claims and Equity Interests, insofar as it does not materially and adversely affect the interest of holders of Claims and Equity Interests, correct any defect, omission or inconsistency in the Plan in such manner and to such extent as may be necessary to expedite the execution of the Plan. The Plan may be altered or amended before or after Confirmation as provided in Section 1127 of the Bankruptcy Code if, in the opinion of the Bankruptcy Court, the modification does not materially and adversely affect the interests of holders of Claims and Equity Interests. The Plan may be altered or amended before or after the Confirmation Date in a manner which, in the opinion of the Bankruptcy Court, materially and adversely affects holders of Claims and Equity Interests, after a further hearing and acceptance of the Plan as so altered or modified as provided in Section 1126 of the Bankruptcy Code.
          11.3 Governing Law. Except to the extent that the Bankruptcy Code is applicable, the rights and obligations arising under the Plan shall be governed by and construed and enforced in accordance with the internal laws of the State of New York.
          11.4 Notices. All notices, requests or demands for payments provided for in the Plan shall be in writing and shall be deemed to have been given when personally delivered by hand or deposited in any general or branch post office of the United States Postal Service or received by telex or telecopier. Notices, requests and demands for payments shall be addressed and sent, postage prepaid or delivered, in the case of notices, requests or demands for payments to: Maryland Cable, 350 Park Avenue, 16th Floor, New York, New York 10022, Attn: Elizabeth McNey Yates, with a copy to Proskauer Rose Goetz & Mendelsohn, 1585 Broadway, New York, New York 10036, Attn: Jeffrey Levitan, Esq., and to Water Street Corporate Recovery Fund I, L.P., c/o Goldman Sachs & Co., 85 Broad Street, New York, New York 10004,
Attn: Mr. Barry Volpert, with a copy to Wachtell Lipton Rosen & Katz, 51 West 52nd Street, New York, New York 10019, Attn: Jane Lee Vris, Esq. and or at any other address designated by Debtors by notice to each holder of an Allowed Claim or Equity Interest, and, in the case of notices to holders of Allowed Claims and Equity Interests, at the last known address according to the Debtors' books and records or at any other address designated by a holder of an Allowed Claim on its proof of Claim or filed with the Bankruptcy Court, provided that any notice of change of address shall be effective only upon receipt.
          11.5 Severability. Should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any or all other provisions of the Plan.
          11.6 Revocation and Withdrawal. The Debtors reserve the right to revoke and withdraw the Plan at any time on or before the Confirmation Date. If the Debtors revoke or withdraw this plan under this section, or if entry of the confirmation order does not occur, then this Plan shall be deemed null and void.
          11.7 Effect of Withdrawal or Revocation. If the Debtors revoke or withdraw the Plan pursuant to section 11.6 above, or if Confirmation or the Effective Date does not occur, then the Plan shall be deemed null and void, and in such event nothing contained herein shall be deemed to constitute a waiver or release of any Claims or interests by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.
          11.8 Exchange Agreement. On the Effective Date, the Exchange Agreement shall be terminated.
          11.9 Implementation. Each of the parties receiving a distribution under this Plan shall take all steps, and execute all documents, including appropriate releases, necessary to effectuate the provisions contained in this Plan.

Dated:    New York, New York
          February 10, 1994

                              MARYLAND CABLE HOLDINGS CORP.
                              Debtor and Debtor-in-Possession

                              By: ___________________________
                                  Elizabeth McNey Yates,
                                  Vice President

                              MARYLAND CABLE CORP.
                              Debtor and Debtor-in-Possession


                              By: ___________________________
                                  Elizabeth McNey Yates,
                                  Vice President


PROSKAUER ROSE GOETZ & MENDELSOHN
Counsel to the Debtors and
Debtors-in-Possession


By: _____________________________
    Jeffrey W. Levitan (JWL-6155)
    Michael E. Foreman (MEF-5802)
    Member of the Firm
    1585 Broadway
    New York, New York  10036
    (212) 969-3000